Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of September 30, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of September 30, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $1,210,662)	$1,292,949
Cash and cash equivalents	215,249
Foreign currencies at fair value (cost of $51,339)	51,923
Other assets	41,746
Derivative Liabilities at Fair Value (cost of $0 )	(28)
Other liabilities	(44,948)
Distributions payable	(11,561)
Accrued performance fee	(4,630)
Net Asset Value	$1,540,700
Number of outstanding shares	55,819,651

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of September 30, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of September 30, 2025
Series I
A-II Shares	$340,779	12,428,261	$27.42
F-I Shares	$73,046	2,697,182	$27.08
V Shares	$1	40	$25.00
E shares	$269	9,698	$27.73
I Shares	$35,252	1,297,753	$27.16
S Shares	$3	110	$27.15
Series II
A-II Shares	$1,019,217	36,754,631	$27.73
F-I Shares	$63,888	2,332,952	$27.39
V Shares	$1	40	$25.00
E shares	$1,192	42,523	$28.04
I Shares	$7,049	256,351	$27.50
S Shares	$3	110	$27.48
Total	1,540,700	55,819,651